BFC Financial Corporation
                                  P.O. Box 5403
                         Fort Lauderdale, FL 33310-5403

                                 PROXY STATEMENT


This Proxy Statement is furnished in connection with the solicitation of proxies to be used at the 2000 Annual Meeting of Stockholders (the "Annual Meeting") of BFC Financial Corporation (the "Company") to be held on Friday, November 17, 2000 commencing at 11:00 AM, local time, at the Westin Hotel Fort Lauderdale, 400 Corporate Drive (I-95 and Cypress Creek Road), Fort Lauderdale, FL 33334, and any adjournment thereof for the purposes set forth in the accompanying Notice of Meeting.

This solicitation of proxies is made on behalf of the Board of Directors of BFC Financial Corporation.

Each proxy solicited hereby, if properly executed and received by BFC Financial Corporation prior to the Annual Meeting and not revoked prior to its use, will be voted in accordance with the instructions contained therein. Executed proxies with no instructions contained therein will be voted for the election of the nominee as director described below. Although the Board of Directors is unaware of any matters to be presented at the Annual Meeting other than matters disclosed herein, if any other matters are properly brought before the Annual Meeting, the persons named in the enclosed form of proxy will vote as proxies in accordance with their own best judgment on those matters.

Only holders of the Company's Class B Common Stock will be entitled to vote at the Annual Meeting.

Any stockholder signing and returning a proxy on the enclosed form has the power to revoke it at any time before it is exercised by notifying the Secretary of the Company in writing at the address set forth above, by submitting a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

Record Date; Stockholders Entitled to Vote

Only stockholders of record of BFC Financial Corporation Class B Common Stock, $0.01 par value per share ("Class B Common Stock"), at the close of business on October 9, 2000 are entitled to vote at the Annual Meeting. On that day, there were issued and outstanding 2,354,907 shares of Class B Common Stock and 6,454,494 shares of Class A Common Stock. The Class B Common Stock constitutes the only class of capital stock of the Company entitled to vote at the Annual Meeting. Holders of the Company's Class A Common Stock are not entitled to vote on any of the matters to be submitted for a vote at the Annual Meeting. Each Class B Common Stockholder is entitled to one vote for each share of Class B Common Stock share held. See "Quorum and Required Vote" and "Security Ownership Of Certain Beneficial Owners And Management".

Quorum and Required Vote

A majority of the outstanding shares of Class B Common Stock, represented in person or by proxy, constitutes a quorum for the transaction of business at the Annual Meeting. In the event that there are not sufficient shares represented for a quorum, the Annual Meeting may be adjourned from time to time until a quorum is obtained.

Vote Required for Approval

The election of a director will require the affirmative vote of a plurality of the shares of Class B Common Stock voting in person or by proxy at the Annual Meeting; accordingly, votes that are withheld and broker non-votes will not affect the outcome of the election.

Security Ownership Of Certain Beneficial Owners And Management

Listed in the table below are the beneficial owners known by the Company to hold as of September 30, 2000 more than 5% of the Company's outstanding Common Stock. In addition, this table includes the outstanding securities beneficially owned by the executive officers and directors and the number of shares owned by directors and executive officers as a group.

                                                                    Class A            Class B
                                                                  Common Stock      Common Stock
                                                                  Ownership as      Ownership as        Percent of      Percent of
                                                                  of September      of September         Class A         Class B
Name of Beneficial Owner                                            30, 2000          30, 2000         Common Stock    Common Stock
------------------------                                            --------          --------         ------------    ------------
I.R.E. Realty Advisory Group, Inc.                 (2)(3)(5)        1,375,000          500,000           21.30%         9.52%
I.R.E. Properties, Inc.                            (3)(5)             375,832          136,666            5.82%         2.60%
I.R.E. Realty Advisors, Inc.                       (3)(5)             666,108          242,221           10.32%         4.61%
Florida Partners, Corporation                      (3)(5)             366,614          133,314            5.68%         2.54%
Levan Enterprises, Ltd.                            (2)(3)(5)          153,629           55,865            2.38%         1.06%
Alan B. Levan                                      (1)(3)(5)        2,940,483        2,339,673           45.56%        44.55%
John E. Abdo                                       (1)(3)(5)        1,019,563        1,720,750           15.80%        32.76%
Dr. Herbert A. Wertheim                            (4)              1,145,232          416,448           17.74%         7.93%
Glen R. Gilbert                                    (1)(5)               2,690          143,478            0.04%         2.73%
Earl Pertnoy                                       (1)(5)              18,975           78,150            0.29%         1.49%
Carl E.B. McKenry, Jr                              (1)(5)                 688           63,000            0.01%         1.20%
All directors and executive officers
  of the Company as a group
  (5 persons, including the
  Individuals identified above)                    (1)(3)           3,982,399        4,345,051           61.70%        82.73%

~~~~~~~~~~~~~~~~~~~~~~

(1) Amount and nature of beneficial ownership and percent of class include shares that may be acquired within 60 days pursuant to exercise of stock options to purchase Class B Common Stock as follows:

                                                 Number of
                         Name                     Shares
                         ----                     ------
                      Alan B. Levan              1,270,407
                      John E. Abdo               1,350,000
                      Glen R. Gilbert              142,500
                      Earl Pertnoy                  71,250
                      Carl E.B. McKenry             62,750
                                                 ---------
                        Total                    2,896,907
                                                 =========

(2)  BFC owns 45.5% of I.R.E. Realty Advisory Group, Inc.

(3) BFC may be deemed to be controlled by Alan B. Levan and John E. Abdo who collectively may be deemed to have an aggregate beneficial ownership of 61.4% of the outstanding common stock of BFC. Levan Enterprises, Ltd. is a controlling and majority shareholder of I.R.E. Realty Advisors, Inc., I.R.E. Properties, Inc. and may be deemed to be the controlling shareholder of I.R.E. Realty Advisory Group, Inc. and Florida Partners Corporation. Levan Enterprises, Ltd. is a "family" limited partnership whose sole general partner is Levan General Corp., a corporation 100% owned by Alan B. Levan. Therefore, Mr. Levan may be deemed to be the beneficial owner of the shares of Common Stock owned by such entities. Additionally, Mr. Levan may be deemed to be the beneficial owner of 3,300 shares of Class A Common Stock and 1,200 shares of Class B Common Stock held of record by Mr. Levan's wife and 1,270,407 shares of Class B Common Stock which can be acquired within 60 days pursuant to stock options in addition to his personal holdings of Common Stock, for an aggregate beneficial ownership of 2,940,483 shares of Class A Common Stock (45.56%) and 2,339,673 shares of Class B Common Stock (44.55%).

(4) Dr. Wertheim's ownership was reported in a Rebuttal of Control Agreement filed on December 20, 1996 with the Office of Thrift Supervision (as adjusted for stock splits since the date of filing). The Rebuttal of Control Agreement indicates that Dr. Wertheim has no intention to manage or control, directly or indirectly, BFC Financial Corporation. Dr. Wertheim's mailing address is 191 Leucadendra Drive, Coral Gables, Florida 33156.

(5) Mailing address is 1750 East Sunrise Boulevard, Fort Lauderdale, Florida 33304.

BFC knows of no other persons who beneficially own 5% or more of its outstanding Common Stock.

                              ELECTION OF DIRECTORS

The bylaws of BFC Financial Corporation provide that the Board of Directors shall consist of not less than three nor more than twelve members divided into three classes. The Board currently consists of four members. The term of one director expires at the Annual Meeting and it is therefore necessary to elect a director to fill such position to serve for a three year term, or until his respective successor has been elected and qualified. The Board of Directors has nominated Carl E. B. McKenry, Jr. to serve as a director in the class whose term expires at the 2003 Annual Meeting of Shareholders. The nominee is currently a member of the Company's Board of Directors.

There are no arrangements or understandings between the Company and any person pursuant to which such person has been or will be elected a director and there are no familial relationships between any director or officer of the Company.

Unless otherwise directed, each proxy executed and returned by a stockholder will be voted for the election of the nominees shown below.

Board Of Directors

The following information is provided for each of the Company's current directors.
                                                   Director        Term
           Name                          Age         Since        Expires
           ----                          ---         -----        -------
        Carl E. B. McKenry, Jr           71          1981          2000
        John E. Abdo                     57          1988          2002
        Earl Pertnoy                     74          1978          2002
        Alan B. Levan                    56          1978          2001

All Directors are to serve until the election and qualification of their respective successors.

The principal occupation and certain other information with respect to each director, including the nominee are set forth below.

Nominee To Serve Three-Year Term Expiring At The 2003 Annual Meeting

CARL E. B. McKENRY, JR. is the Director of the Small Business Institute at the University of Miami in Coral Gables, Florida. He has been associated in various capacities with the University since 1955. He has been a director of BFC since 1981 and is also a director of the corporate general partner of a public limited partnership that is affiliated with BFC.

Directors Serving Three-Year Term Expiring At The 2002 Annual Meeting

JOHN E. ABDO has been principally employed as President and Chief Executive Officer of the Abdo Companies, Inc., a real estate development, construction and real estate brokerage firm, for more than five years. He has been a director of the Company since 1988 and Vice Chairman of the Board of the Company since 1993. He has been a director and Vice Chairman of the Board of BankAtlantic Bancorp, Inc. since 1994, a director of BankAtlantic since 1984, Vice Chairman of the Board of BankAtlantic, A Federal Savings Bank ("BankAtlantic") since April 1987, Chairman of the Executive Committee of BankAtlantic since October 1985 and President of Levitt Corporation (f/k/a BankAtlantic Development Corporation) ("Levitt"), a wholly owned subsidiary of BankAtlantic, since 1985. He is also a director of Benihana, Inc., a national restaurant chain.

EARL PERTNOY has been for more than the past five years a real estate investor and developer. He has been a director of BFC and its predecessor companies since 1978 and is also a director of the corporate general partner of a public limited partnership that is affiliated with BFC.

Director Serving Three-Year Term Expiring At The 2001 Annual Meeting

ALAN B. LEVAN formed the I.R.E. Group (predecessor to BFC) in 1972. Since 1978, he has been the Chairman of the Board, President, and Chief Executive Officer of BFC or its predecessors. He is Chairman of the Board and President of I.R.E. Realty Advisors, Inc., I.R.E. Properties, Inc., I.R.E. Realty Advisory Group, Inc., U.S. Capital Securities, Inc., and Florida Partners Corporation. He is President, Chairman of the Board and Chief Executive Officer of BankAtlantic Bancorp, Inc., the holding company for BankAtlantic since 1994, President and Chairman of the Board of BankAtlantic since 1987. He is an individual general partner and an officer and a director of the corporate general partner of a public limited partnership that is affiliated with BFC.

Meetings And Committees Of The Board Of Directors

During 1999, the Board of Directors held eight meetings. No director attended fewer than seventy-five percent (75%) of the total number of meetings of the Board of Directors or the committees on which such Board member served during this period.

The members of the Audit Committee are Dr. Carl E. B. McKenry, Jr. and Earl Pertnoy. The Audit Committee meets quarterly to consider the findings of BFC Financial Corporation's independent auditors and to evaluate policies and procedures relating to internal controls. The Audit Committee held four meetings during the year ended December 31, 1999.

The members of the Compensation Committee are Dr. Carl E. B. McKenry, Jr. and Earl Pertnoy. The Compensation Committee held one meeting during 1999. The primary purpose of the Compensation Committee is to establish and implement compensation policy and programs for BFC Financial Corporation executives. The Compensation Committee also recommends the compensation arrangements for executive officers and directors. It also serves as the Stock Option Committee for the purpose of determining incentive stock options to be granted under the BFC Financial Corporation Stock Option Plan.

The Board of Directors has no standing nominating committee.

Compensation Of Directors

Members of the Board of Directors of the Company who are not employees of the Company receive $1,750 per month for serving on the Company's Board. Additionally, members of the Audit Committee receive a fee of $1,000 per Audit Committee meeting attended. Other than such compensation, there are no other arrangements pursuant to which any director is compensated for his services as such.

Identification And Background Of Executive Officers And Certain Significant Employees

The Executive Officers of the Company are as follows:

            Name      Age            Position
            ----      ---            --------
    Alan B. Levan     56         President, Chairman of the Board, Chief
                                  Executive Officer and Director
    John E. Abdo      57         Vice Chairman of the Board and Director
    Glen R. Gilbert   55         Executive Vice President, Chief Financial
                                  and Accounting Officer and Secretary

The following persons are executive officers of BFC Financial Corporation's principal subsidiary, BankAtlantic Bancorp, Inc. Positions indicated are those held at BankAtlantic Bancorp, Inc.

          Name       Age          Position at BankAtlantic Bancorp, Inc.
          ----       ---          ---------------------------------------
    Alan B. Levan    56         Director, Chairman of the Board and Chief
                                 Executive Officer
    John E. Abdo     57         Director, Vice Chairman of the Board
    Frank V. Grieco  56         Senior Executive Vice President
    James A. White   57         Executive Vice President and Chief Financial
                                 Officer

All such officers will serve until they resign or are replaced by their respective Board of Directors.

Background Of Executive Officers

ALAN B. LEVAN - See "Election Of Directors".

JOHN E. ABDO - See "Election Of Directors".

GLEN R. GILBERT has been Executive Vice President of BFC Financial Corporation since July 1997. Prior to that date he served in the position of Senior Vice President of the Company. In May 1987, he was appointed Chief Financial and Accounting Officer and in October 1988, was appointed Secretary. He joined BFC in November 1980 as Vice President and Chief Accountant. He has been a certified public accountant since 1970. He serves as an officer of Florida Partners Corporation and of the corporate general partner of a public limited partnership that is affiliated with the Company. He has been Vice President and a director of Levitt, since 1997.

The principal occupation and certain other information with respect to the executive officers of BankAtlantic Bancorp, Inc. is set forth below.

ALAN B. LEVAN - See "Election Of Directors".

JOHN E. ABDO - See "Election Of Directors".

FRANK V. GRIECO is Senior Executive Vice President of BankAtlantic Bancorp, Inc. and BankAtlantic. He joined BankAtlantic in April 1991 as Senior Executive Vice President and became Senior Executive Vice President of BankAtlantic Bancorp, Inc. at its inception in July 1994. He was a director of BankAtlantic from 1991 through 1998 and a director of BankAtlantic Bancorp, Inc. from 1994 through 1998.

JAMES A. WHITE is Executive Vice President and Chief Financial Officer of BankAtlantic Bancorp, Inc. and BankAtlantic. He joined BankAtlantic Bancorp, Inc. and BankAtlantic in January 2000. Prior to joining BankAtlantic Bancorp, Inc. and BankAtlantic, Mr. White was Chief Financial Officer of BOK Financial Corporation.

Executive Compensation

The following table and the notes thereto set forth information with respect to the annual compensation paid by the Company and its subsidiaries, excluding BankAtlantic Bancorp, Inc. and its subsidiaries, for services rendered in all capacities during the year ended December 31, 1998 to each of the executive officers of the Company as well as total annual compensation paid to each of those individuals for the prior two years.

                                                 Annual Compensation (1)             Long-Term Compensation
                                                                       Other            Awards          Payouts       All
            Name and                                                   Annual   Restricted    Stock                  Other
           Principal                                                  Compen-      Stock      Option      LTIP      Compen-
            Position               Year       Salary       Bonus       sation    Award(s)    Award(s)   Payouts    sation (2)
------------------------------------------------------------------------------------------------------------------------------
                                               ($)          ($)         ($)         ($)        (#)        ($)         ($)
Alan B. Levan                      1999       $ 497,406            -          -           -     75,000      4,898      93,000
 Chairman of the Board,            1998         515,753            -          -           -    225,000      2,926      74,653
  President and Chief              1997         509,910            -          -           -    375,000      1,628      80,495
  Executive Officer

John E. Abdo                       1999               -            -          -           -     75,000          -     (3)
 Vice Chairman of the              1998               -            -          -           -    225,000          -     (3)
  Board                            1997               -            -          -           -    375,000          -           -

Glen R. Gilbert                    1999         210,625       62,945          -           -     10,000      4,898           -
 Executive Vice President,         1998         210,625       12,105          -           -     30,000      2,926           -
  Chief Financial Officer          1997         210,625        8,070          -           -     93,750      1,628           -
  and Secretary

~~~~~~~~~~~

(1) Excludes salary, bonuses and other compensation, respectively, paid by BankAtlantic to Mr. Levan in the amounts of $372,705, $20,000 and $0 for 1999, $370,639, $0 and $151,847 for 1998 and $350,574, $0 and $156,432 for
     1997. Excludes salary, bonuses and other compensation, respectively, paid by BankAtlantic to Mr. Abdo in the amounts of $189,192, $10,000 and $9,600 for 1999, $190,997, $0 and $2,100 for 1998 and $175,000, $0 and $ 14,700
     for 1997. BankAtlantic Bancorp, Inc. paid no additional amounts to Mr. Levan or Mr. Abdo. Both Mr. Levan and Mr. Abdo were granted options to acquire BankAtlantic Bancorp, Inc. stock in each of the periods. See also "Certain Relationships and Related Transactions." regarding payments made to the Abdo Companies, Inc., a company controlled by Mr. Abdo.

(2)  Represents reimbursements or payments for life and disability insurance.

(3) Payments were made to the Abdo Companies, Inc., a company controlled by Mr. Abdo. See "Certain Relationships and Related Transactions."

Other than Mr. Levan and Mr. Abdo, executive officers of BankAtlantic Bancorp, Inc. and BankAtlantic do not have significant executive responsibilities with respect to key policy decisions of BFC.

Options/SAR Grants Table

The following table sets forth information concerning individual grants of stock options to the named executives in the Compensation Table pursuant to BFC's Stock Option Plan during the year ended December 31, 1999. BFC has not granted and does not currently grant stock appreciation rights.

                                       Individual Grants
                    -------------------------------------------------------
                                                                                  Potential Realizable
                                                                                    Value at Assumed
                      Number of          % of                                        Annual Rates of
                      Securities    Total Options                                      Stock Price
                      Underlying      Granted to     Exercise                       Appreciation for
                       Options       Employees in    Price Per  Expiration             Option Term
       Name          Granted (1)     Fiscal Year       Share       Date            5% ($)         10% ($)
   -------------    -------------   -------------   ----------  ----------------  ----------  -------------
Alan B. Levan             $ 75,000      41.10%         $6.00     4/6/2009         $ 283,003      $717,184
John E. Abdo                75,000      41.10%         $6.00     4/6/2009           283,003       717,184
Glen R. Gilbert             10,000      5.48%          $6.00     4/6/2009            37,734        95,625

~~~~~~~~~~

(1) All options granted vest 100% on April 6, 2004. All option grants are in Class B Common Stock.

(2) Amounts for the named executive have been calculated by multiplying the exercise price by the annual appreciation rate shown (compounded for the remaining term of the options), subtracting the exercise price per share and multiplying the gain per share by the number of shares covered by the options. The dollar amounts under these columns are the result of calculations based upon assumed rates of annual compounded stock price appreciation specified by regulation and are not intended to forecast actual future appreciation rates of the Company's stock price. On September 3011, 2000, the market price of the Company's Class B Common Stock was $3.125.

Aggregated Option/SAR Exercises And Fiscal Year End Option/SAR Value Table

The following table sets forth as to each of the named executive officers information with respect to the number of shares of Class B Common Stock acquired upon exercise of options during 1999 and underlying unexercised options at December 31, 1999. BFC has not granted and does not currently grant stock appreciation rights.

                                                          Number of Securities            Value of Unexercised
                       Number of         Value           Underlying Unexercised           In-The-Money Options
                         Shares         Realized         Options at 12/31/1999              On 12/31/99 (1)
                      Acquired or         Upon         -------------------------       -------------------------
        Name           Exercised        Exercise      Exercisable   Unexercisable    Exercisable    Unexercisable
 ----------------   --------------   --------------   -----------   -------------    -----------    --------------
 Alan B. Levan                -               -        1,270,407           75,000    $1,405,174             $0
 John E. Abdo                 -               -        1,350,000           75,000     1,568,738              0
 Glen R. Gilbert              -               -          142,500           10,000        42,030              0

(1) Based upon a price of $3.375, which was the price of the last sale as reported by the National Quotation Bureau for 1999.

Long-Term Incentive Plan ("LTIP") Awards Table

BFC has made available a profit-sharing plan to all BFC employees (which does not include BBC employees) who meet certain minimum requirements. BFC is not required to make any contribution and the amount of BFC's contribution is determined each year by the Board of Directors. It requires a uniform allocation to each employee of 0% to 15% of compensation (with the maximum compensation considered being $50,000). Vesting is in increments over a 7-year period to 100%. Alan B. Levan and Glen R. Gilbert are 100% vested. The amounts indicated below as "Threshold, Target and Maximum" represents the current balance held in the profit sharing plan for the named individuals.

                                      Performance Period        Threshold,
                        Amount of      Until Maturation           Target
      Name                Award           or Payment            and Maximum
      ----                -----           ----------            -----------
      Alan B. Levan     $  4,898          100% Vested            $131,049
      Glen R. Gilbert   $  4,898          100% Vested            $108,253

Stock Performance Graph And Compensation Committee Report

Notwithstanding contrary statements set forth in any of the Company's previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this proxy statement, the Stock Performance Graph and the Compensation Committee Report set forth below shall not be incorporated by reference into such filings.

Stock Performance Graph

The following graph provides an indicator of cumulative total stockholder returns for the Company as compared with the Wilshire 5000 Total Market Index and the NASDAQ Bank Index:

[OBJECT OMITTED]

Information for the years ended December 31,:

                                     1994  1995  1996  1997  1998  1999
                                     ----  ----  ----  ----  ----  ----
         BFC Financial Corporation    100   194   330   939   603   279
         Wilshire 5000 Total Market   100   133   159   205   249   304
         Nasdaq Bank Index            100   145   183   299   264   243


*Assumes $100 invested on December 31, 1994.

                          Compensation Committee Report

Directors McKenry and Pertnoy have been designated by the Board of Directors to serve on the Compensation Committee. The Compensation Committee has provided the following report on executive compensation.

Executive Officer Compensation

The Compensation Committee of BFC Financial Corporation met to consider the appropriate compensation package to recommend to the Board of Directors for the Chairman and President, Alan B. Levan. From the meeting the following elements have been developed:

Executive Compensation Policy - BFC Financial Corporation's overall compensation philosophy is to retain quality personnel, which is critical to both the short-term and long-term success of BFC Financial Corporation. In order to implement that philosophy, BFC Financial Corporation's approach to base compensation is to offer competitive salaries in comparison to market practices.

General - During 1999 total compensation for all executives, including the President, was maintained at the 1996, 1997 and 1998 levels. In deciding to maintain this base compensation, market compensation levels and trends in the labor market were considered and available market information was used as a frame of reference for annual salary adjustments.

Stock Options -Stock options were granted to executive officers during 1999. All of the stock options were granted with an exercise price equal to 100% of the market values of the BFC Financial Corporation Class B Common Stock on the date of the grant. As such, the stock options only have value if the value of BFC Financial Corporation Class B Common Stock increases. The granting of options is totally discretionary and options are awarded based on an assessment of an employee's contribution to the success and growth of the Company. Grants of stock options are based on the level of an executive's position with the company, and evaluation of the executive's past and expected performance, the number of outstanding and previously granted options and discussions with the executive. The Committee believes that granting of stock options as a part of executive compensation closely aligns the executives' interests with those of BFC Financial Corporation stockholders, since the ultimate value of such compensation is directly dependent on the stock price.

CEO Compensation - In evaluating the performance of the Chief Executive, Mr. Levan, the committee considered BFC Financial Corporation's net worth, earnings and stock price. The Committee also considered that Mr. Levan spends considerable effort and attention in connection with the operations of BankAtlantic Bancorp, Inc. and BankAtlantic and that the performance of BankAtlantic Bancorp, Inc. and BankAtlantic has been a substantial factor in the success of BFC Financial Corporation.

1993 OBRA - Executive Compensation Tax Deductibility. The Omnibus Budget Reduction Act ("OBRA") of 1993 included a provision which eliminates a company's tax deduction for any compensation over one million dollars paid to any one of the executives who appear in the Summary Compensation Table, subject to several statutory exceptions. The Committee does not anticipate additional tax exposure based on the Company's current executive compensation program.

The above report was submitted by Earl Pertnoy and Carl E. B. McKenry.

                 Certain Relationships And Related Transactions

Certain Business Relationships

Alan B. Levan, the President and a director of BFC, is also President and a director of I.R.E. Properties, Inc., I.R.E. Realty Advisory Group, Inc., I.R.E. Realty Advisors, Inc. and Florida Partners Corporation. Mr. Levan is also Chairman of the Board and Chief Executive Officer of BankAtlantic Bancorp, Inc. and BankAtlantic. As indicated under "Security Ownership of Certain Beneficial Owners and Management", Mr. Levan may be deemed to be a controlling shareholder of BFC. Messrs. Levan, Pertnoy and McKenry serve on the Board of Directors of the managing general partner of a public limited partnership that is affiliated with BFC. John E. Abdo, a director of BFC, is Vice Chairman of the Board of BankAtlantic Bancorp, Inc. and BankAtlantic and is President and a director of Levitt. Glen R. Gilbert, Executive Vice President of BFC, is Vice President and a director of Levitt.

In 1994, the Company agreed to participate in certain real estate opportunities with John E. Abdo, Vice Chairman of the Board, and certain of his affiliates (the "Abdo Group"). Under the arrangement, the Company and the Abdo Group will share equally in profits after any profit participation due to any other partners in the ventures and after interest earned on advances made by the Company. The Company bears the risk of loss, if any, under the arrangement. On such basis, in December 1994, an entity controlled by the Company acquired from an unaffiliated seller approximately 70 acres of unimproved land known as the "Center Port" property in Pompano Beach, Florida. Through December 31, 1999, 50 acres had been sold from the Center Port property to unaffiliated third parties for approximately $13.6 million and the Company recognized net gains from the sale of real estate of approximately $3.4 million. Included in cost of sales is approximately $2.4 million, representing the Abdo Group's profit participation from the transactions. Payment of the profit participation to the Abdo Group will be deferred until the Company is repaid on advances and interest. The remainder of the Center Port property is currently being marketed for sale.

Alan B. Levan and John E. Abdo have investments or are partners in real estate joint ventures with developers, that in connection with other ventures have loans from BankAtlantic or are partners with Levitt, a wholly owned subsidiary of BankAtlantic. Also, beginning in September 1998, Levitt agreed to pay the Abdo Companies, Inc., which is controlled by Mr. Abdo, $50,000 per month for services and management, including activities relating to BankAtlantic, BankAtlantic Bancorp, Inc., St. Lucie West Holding Corporation and the Levitt joint ventures. Beginning during 1999, Levitt paid BFC $20,000 per quarter for management and accounting services provided to Levitt. BFC paid BankAtlantic approximately $62,000 during 1999 for office space used by BFC in BankAtlantic's headquarters and for miscellaneous administrative and other related expenses.

During 1999, BFC Financial Corporation entered into an agreement with John E. Abdo, Jr., son of John E. Abdo, a Director and Vice Chairman of the Board. Pursuant to the agreement, in the event that Mr. Abdo, Jr. identifies venture capital investments for the Company, the Company will pay to him an amount equal to 1% of the amount of the Company's investment and will grant him a profit participation of 3 1/2% of the net profit realized by the Company. Additionally, the Company has agreed to pay him an expense allowance of $300 per month throughout the term of the agreement. During 1999, the Company paid Mr. Abdo, Jr. acquisition fees of $62,000 and expense allowances of $3,000 pursuant to the agreement.

Management believes that all transactions between BFC and its affiliates were on terms at least as favorable as could have been obtained from unaffiliated third parties.

                       Appointment Of Independent Auditors

The Board of Directors has reappointed KPMG Peat Marwick, LLP as independent auditors to audit the financial statements of BFC Financial Corporation for the current fiscal year. Representatives of the firm of KPMG Peat Marwick, LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

                                Other Information

Stockholders' Proposals For Next Annual Meeting

Stockholders' proposals intended to be presented at the 2001 Annual Meeting must be received by BFC Financial Corporation no later than March 1, 2001, for inclusion in BFC Financial Corporation's proxy statement and form of proxy for that meeting.

Expenses Of Solicitation

The cost of preparing, assembling, and mailing the proxy material and of reimbursing brokers, nominees, and fiduciaries for the out-of-pocket and clerical expenses of transmitting copies of the proxy material to the beneficial owners of shares held of record by such persons will be borne by BFC Financial Corporation. BFC Financial Corporation does not intend to solicit proxies otherwise than by use of the mail, but certain officers and regular employees of BFC Financial Corporation without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies. The proxy materials are being mailed to stockholders of record at the close of business on October 9, 2000.

Other Business

The Board of Directors of the Company does not know of any other matters that are to be presented for action at the meeting. Should any other matter come before the meeting, however, the persons named in the enclosed Proxy shall have discretionary authority to vote all shares represented by valid proxies with respect to such matter in accordance with their judgment.

              * * * * * * * * * * * * * * * * * * * * * * * * * * *

                                   By Order of the Board of Directors

                                   /S/  Glen R. Gilbert

                                   Glen R. Gilbert
                                   Secretary

October 12, 2000


A COPY OF THE FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE FURNISHED WITHOUT CHARGE TO BENEFICIAL OWNERS OF THE COMPANY'S COMMON STOCK AS OF THE RECORD DATE UPON WRITTEN REQUEST TO GLEN R. GILBERT, SECRETARY, BFC FINANCIAL CORPORATION, P.O. BOX 5403, FORT LAUDERDALE, FL 33310-5403.

Appendix - Form of Proxy
                                 REVOCABLE PROXY
                            BFC FINANCIAL CORPORATION
                         ANNUAL MEETING OF STOCKHOLDERS
               Proxy Solicited On Behalf of the Board of Directors

            The undersigned hereby appoints Glen R. Gilbert and Lourdes G. Lastres, or either of them, the undersigned's proxies, with full power of substitution, to vote all of the shares of Class B Common Stock of BFC FINANCIAL CORPORATION (the "Company") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held at the Westin Hotel Fort Lauderdale, 400 Corporate Drive, Fort Lauderdale, FL 33334, on November 17, 2000, at 11:00 a.m. local time, and at any adjournment or postponement thereof, as hereinafter specified upon the proposal listed on the reverse side and as more particularly described in the Company's Proxy Statement, receipt of which is hereby acknowledged, and in their discretion, upon such other business as may properly come before such Annual Meeting or adjournments or postponements thereof.

This Proxy will be voted in accordance with the instructions set forth herein, or in the event no instructions are set forth, this Proxy will be voted FOR the nominee set forth on the back of this card and described in the accompanying Notice of Annual Meeting and Proxy Statement. This Proxy hereby revokes all prior proxies given with respect to the shares of the undersigned.

           (Continued, and to be signed and dated on the other side.)

Election of 1 director to serve a three year term to expire in 2003. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEE NAMED BELOW:

Nominee: Carl E. B. McKenry, Jr.
FOR the nominee                     WITHHOLD AUTHORITY
listed above                        to vote for the nominee
                                    listed above.

        [  ]                                [  ]

------------------------------------------------------------


                    Please mark, sign, date and return this proxy card promptly, using the enclosed envelope. No Postage is required for mailing it in the United States.

                    Dated: ________________________________________, 2000


                    ---------------------------------------------------
                    (Signature of Stockholder)


                    ---------------------------------------------------
                    (Signature of Stockholder)


                    IMPORTANT: Please sign exactly as name(s) appear(s) at left. When signing as attorney, executor, administrator, trustee, guardian, please give full title as such. If a corporation, please sign the full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.